As filed with the Securities and Exchange Commission on March 11, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MERU NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0049840
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

894 Ross Drive

Sunnyvale, CA 94089

(Address of principal executive offices) (Zip Code)

Meru Networks, Inc. 2010 Stock Incentive Plan

Meru Networks, Inc. 2010 Employee Stock Purchase Plan

(Full title of the plans)

Ihab Abu-Hakima

President and Chief Executive Officer

Meru Networks, Inc.

894 Ross Drive

Sunnyvale, CA 94089

(408) 215-5300

(Name, address and telephone

number of agent for service)

Copies to:
Richard Mosher Vice President and General Counsel Meru Networks, Inc. 894 Ross Drive Sunnyvale, CA 94089 (408) 215-5300	David A. Bell, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, CA 94041

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Proposed Amount of Registration Fee
Common Stock, par value $0.0005 per share, To be issued under the 2010 Stock Incentive Plan	653,512(2)	$21.66(4)	$14,155,070	$1,643.40
To be issued under the 2010 Employee Stock Purchase Plan	163,378(3)	$18.41(5)	$ 3,007,789	$ 349.20
Total	816,890		$17,162,859	$1,992.61

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that may be issuable under the Meru Networks, Inc. 2010 Stock Incentive Plan (the “2010 Stock Incentive Plan”) and/or the Meru Networks, Inc. 2010 Employee Stock Purchase Plan (the “2010 Employee Stock Purchase Plan”) by reason of with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents an automatic increase in the number of shares available for issuance under the 2010 Stock Incentive Plan equal to 4% of 16,337,804 shares, the total outstanding shares of the Registrant as of December 31, 2010. This automatic increase was effective as of January 1, 2011.
(3)	Represents an automatic increase in the number of shares available for issuance under the 2010 Employee Stock Purchase Plan equal to 1% of 16,337,804 shares, the total outstanding shares of the Registrant as of December 31, 2010. This automatic increase was effective as of January 1, 2011.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low sales prices of the Registrant’s Common Stock as reported by The NASDAQ Global Market on March 7, 2011.
(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based upon 85% of the average of the high and low sales prices of the Registrant’s Common Stock as reported by The NASDAQ Global Market on March 7, 2011. Pursuant to the 2010 Employee Stock Purchase Plan, the purchase price of a share is 85% of the fair market value of the Registrant’s Common Stock.

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, the Registrant is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register an additional 653,512 shares under the Registrant’s 2010 Stock Incentive Plan and 163,378 shares under its 2010 Employee Stock Purchase Plan pursuant to the provisions of those plans providing for an automatic increase in the number of shares reserved for issuance under such plans. This registration statement on Form S-8 hereby incorporates by reference the contents of the Registrant’s registration statements on Form S-8 filed with the Commission on March 31, 2010 (Registration No. 333-165827) and on August 6, 2010 (Registration No. 333-168631).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a court may award and we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of the Registrant—by reason of the fact that the person is or was a director, officer, agent or employee of the Registrant, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the Registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Registrant as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Registrant, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant’s Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1(b) to Amendment No. 4 to Registrant’s Form S-1 filed with the Commission on March 12, 2010 (Registration No. 333-163859)) and Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2(b) to Amendment No. 4 to Registrant’s Form S-1 filed with the Commission on March 12, 2010 (Registration No. 333-163859)) provide that the Registrant shall indemnify its directors and executive officers to the fullest extent under the circumstances not prohibited by the DGCL or any other applicable law.

In addition, the Registrant has entered into separate indemnification agreements (incorporated herein by reference to Exhibit 10.1 to Amendment No. 4 to Registrant’s Form S-1 filed with the Commission on March 12, 2010 (Registration No. 333-163859)) with its directors and officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

Item 8.	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Registrant, and amendments thereto (Incorporated herein by reference to Exhibit 3.1(b) to Amendment No. 4 to Registrant’s Form S-1 filed with the Commission on March 12, 2010 (Registration No. 333-163859)).

3.2	Amended and Restated Bylaws of Registrant (Incorporated herein by reference to Exhibit 3.2(b) to Amendment No. 4 to Registrant’s Form S-1 filed with the Commission on March 12, 2010 (Registration No. 333-163859)).

10.3	2010 Employee Stock Purchase Plan (Incorporated herein by reference to Exhibit 99.1 of Registrant’s Form S-8 filed with the Commission on March 31, 2010 (Registration No. 333-165827)).

10.4	2010 Stock Incentive Plan and forms of (a) Notice of Stock Option Grant, (b) Stock Option Agreement, (c) Notice of Cash Exercise of Stock Option, (d) Notice of Stock Unit Award, (e) Stock Unit Agreement, (f) Notice of Restricted Stock Award, and (g) Restricted Stock Agreement (Incorporated herein by reference to Exhibit 99.1 of Registrant’s Form S-8 filed with the Commission on August 6, 2010 (Registration No. 333-168631)).

5.1	Opinion of Fenwick & West LLP.

23.1	Consent of Burr Pilger Mayer, Inc., Independent Registered Public Accounting Firm.

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page 6).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California, on the 11th day of March 2011.

MERU NETWORKS, INC.

By	/s/ IHAB ABU-HAKIMA
Ihab Abu-Hakima
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ihab Abu-Hakima and Brett White and each of them acting individually, as his true and lawful attorney-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ IHAB ABU-HAKIMA Ihab Abu-Hakima	President, Chief Executive Officer (Principal Executive Officer) and Director	March 11, 2011

/s/ BRETT WHITE	Chief Financial Officer (Principal Financial and	March 11, 2011
Brett White	Accounting Officer)

/S/ VADUVUR BHARGHAVAN	Director	March 11, 2011
Vaduvur Bharghavan

/S/ HAROLD COPPERMAN		March 11, 2011
Harold Copperman	Director

/S/ THOMAS ERICKSON		March 11, 2011
Thomas Erickson	Director

/S/ STANLEY MERESMAN		March 11, 2011
Stanley Meresman	Director

/S/ NICHOLAS MITSAKOS		March 11, 2011
Nicholas Mitsakos	Director

/S/ BARRY NEWMAN		March 11, 2011
Barry Newman	Director

/S/ WILLIAM QUIGLEY		March 11, 2011
William Quigley	Director

INDEX TO EXHIBITS

Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Provided Herewith

3.1	Amended and Restated Certificate of Incorporation of Registrant, and amendments thereto.	S-1/A	333-163859	3.1(b)	March 12, 2010

3.2	Amended and Restated Bylaws of Registrant.	S-1/A	333-163859	3.2(b)	March 12, 2010

10.3	2010 Employee Stock Purchase Plan	S-8	333-165827	99.1	March 31, 2010

10.4	2010 Stock Incentive Plan and forms of (a) Notice of Stock Option Grant, (b) Stock Option Agreement, (c) Notice of Cash Exercise of Stock Option, (d) Notice of Stock Unit Award, (e) Stock Unit Agreement, (f) Notice of Restricted Stock Award, and (g) Restricted Stock Agreement.	S-8	333-168631	99.1	August 6, 2010

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Burr Pilger Mayer, Inc., Independent Registered Public Accounting Firm.					X

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (see page 5).					X